Exhibit 10.1
INCREMENTAL COMMITMENT AGREEMENT
November 13, 2007
RCN Corporation
196 Van Buren St.
Suite 300
Herndon, VA 20170
Attention: Chief Financial Officer
          re Incremental Term Loan Commitments
Ladies and Gentlemen:
          Reference is hereby made to the Credit Agreement, dated as of May 25, 2007 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among RCN Corporation (the “Borrower or “you”), the lenders from time to time party thereto (the “Lenders”) and Deutsche Bank Trust Company Americas, as Administrative Agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Credit Agreement.
          Each Lender (each an “Incremental Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Lender, its “Incremental Commitment”). Each Incremental Commitment provided pursuant to this Agreement shall be subject to the terms and conditions set forth in the Credit Agreement, including Section 1.14 thereof.
          Each Incremental Lender acknowledges and agrees that the Incremental Commitments provided pursuant to this Agreement, in the aggregate amount for each tranche of Incremental Commitments as set forth on Annex I hereto, shall constitute Incremental Term Loan Commitments under, and as defined in, the Credit Agreement. Each Incremental Lender agreeing to provide an Incremental Commitment pursuant to this Agreement, the Borrower and the Administrative Agent acknowledge and agree that, upon the incurrence of Incremental Term Loans pursuant to the Incremental Commitments provided pursuant to this Agreement, such Incremental Term Loans shall constitute Term Loans for all purposes of the Credit Agreement and the other Credit Documents.

          Each Incremental Lender and the Borrower further agree that, with respect to the Incremental Commitments provided by such Incremental Lender pursuant to this Agreement, such Incremental Lender shall receive such upfront fees as have been separately agreed, which upfront fee shall be due and payable as has been separately agreed.
          Each Incremental Lender party to this Agreement (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and, to the extent applicable, to become a Lender under the Credit Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, and (v) in the case of each lending institution (not already a Lender) organized under the laws of a jurisdiction outside the United States, attaches the applicable forms described in Section 4.04(b) of the Credit Agreement certifying as to its entitlement to a complete exemption from United States withholding taxes with respect to all payments to be made under the Credit Agreement and the other Credit Documents.
          Upon the date of (i) the execution of a counterpart of this Agreement by such Incremental Lenders, the Administrative Agent and the Borrower and the delivery thereof to the Administrative Agent (including by facsimile), (ii) the payment of any fees required in connection herewith and (iii) the satisfaction of any conditions precedent set forth in Section 6 of Annex I hereto (such date, the “Agreement Effective Date”) each Incremental Lender party hereto agreeing to provide an Incremental Commitment pursuant to this Agreement (x) shall become a party to the Credit Agreement, (y) shall be obligated to make the Incremental Term Loans provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth herein and in the Credit Agreement and (z) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other Credit Documents. The maximum number of drawings with respect to the Incremental Term Loan Commitments provided pursuant to this Agreement shall be as specified in Annex I attached hereto. Furthermore, any undrawn Incremental Term Loan Commitments provided pursuant to this Agreement shall expire on the date specified in Annex I attached hereto.
          The Borrower agrees that the terms contained in Annex I attached hereto (including without limitation, those contained in Sections 8, 9, 10, 11 and 12 thereof) constitute terms applicable to the Incremental Commitments provided hereunder and the Incremental Term Loans made pursuant hereto.
          The Borrower acknowledges and agrees that (i) it shall be liable for all Obligations with respect to the Incremental Commitments provided hereby including, without limitation, any Loans made pursuant thereto and (ii) all such Obligations (including any such Loans) shall be entitled to the benefits of the Security Documents.
          Each Subsidiary Guarantor acknowledges and agrees that all Obligations with respect to the Incremental Commitments provided hereby and any Loans made pursuant thereto shall (i) be fully guaranteed pursuant to the Subsidiaries Guaranty in accordance with the terms and provisions thereof and (ii) be entitled to the benefits of the Security Documents.
          Attached hereto as Annex II is an opinion of Andrews Kurth LLP, counsel to the Borrower, delivered as required pursuant to Section 1.14(b)(iv) of the Credit Agreement.
          You may accept this Agreement by executing the enclosed copies in the space provided below, and returning a copy of same to us before the close of business on November 13, 2007. If you do not so accept this Agreement by such time, our Incremental Commitments set forth in this Agreement shall be deemed cancelled.
          After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile) by the parties hereto, this Agreement shall constitute a Credit Document and may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 13.12 of the Credit Agreement.
* * *

          THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
  Very truly yours,

DEUTSCHE BANK TRUST COMPANY AMERICAS

By	s/ Anca Trifan

Name: Anca Trifan Title: Director

By	s/ Yvonne Tilden

Name: Yvonne Tilden Title: Vice President

Agreed and Accepted
this 13th day of November, 2007:

RCN CORPORATION

By:	s/ Michael T. Sicoli Name: Michael T. Sicoli Title: Executive Vice President and Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:	s/ Anca Trifan Name: Anca Trifan Title: Director

By:	s/ Yvonne Tilden

Name: Yvonne Tilden Title: Vice President

Each Subsidiary Guarantor acknowledges and agrees to the foregoing provisions of this Incremental Commitment Agreement, specifically including the acknowledgments and agreements made by it pursuant to the eighth paragraph of the Incremental Commitment Agreement.

21ST CENTURY TELECOM SERVICES, INC. BRAINSTORM NETWORKS, INC. HOT SPOTS PRODUCTIONS, INC. ON TV, INC. RCN-BECOCOM, INC. RCN CABLE TV OF CHICAGO, INC. RCN DIGITAL SERVICES, LLC
By: RCN Corporation, its managing member
RCN ENTERTAINMENT, INC. RCN FINANCE, LLC
By: RCN Corporation, its managing member
RCN FINANCIAL MANAGEMENT, INC. RCN INTERNATIONAL HOLDINGS, INC. RCN INTERNET SERVICES, INC. RCN NEW YORK COMMUNICATIONS, LLC
By: RCN Telecom Services, Inc., its managing member
RCN TELECOM SERVICES, INC. RCN TELECOM SERVICES OF ILLINOIS, LLC
By: RCN Corporation, its managing member
RCN TELECOM SERVICES OF MASSACHUSETTS, INC. RCN TELECOM SERVICES OF PHILADELPHIA, INC. RCN TELECOM SERVICES OF VIRGINIA, INC. RCN TELECOM SERVICES OF WASHINGTON D.C., INC. RFM 2, LLC
By: RCN Corporation, its managing member
RLH PROPERTY CORPORATION STARPOWER COMMUNICATIONS, LLC
By: RCN Telecom Services of Washington D.C., Inc., its managing member
TEC AIR, INC. UNET HOLDING, INC., as Guarantors

By:	s/ Michael T. Sicoli Name: Michael T. Sicoli
Title: Executive Vice President and CFO

RAVEN ACQUISITION CORPORATION

By:	s/ Michael T. Sicoli Name: Michael T. Sicoli
Title: Executive Vice President and CFO

ANNEX I
TO INCREMENTAL
COMMITMENT
AGREEMENT
DATED NOVEMBER 13, 2007
TERMS AND CONDITIONS FOR
INCREMENTAL COMMITMENT AGREEMENT
1.	Name of Tranche to which Incremental Commitments will be added, or which will be newly created: Initial Term Loans. The Incremental Term Loans made pursuant hereto shall be available in a single draw, to occur upon satisfaction of the conditions hereinafter described in section 6 and on or prior to November 20, 2007.

2.	Incremental Commitment Amounts (as of the Agreement Effective Date):

Name of Lender	Amount of Incremental Term Loan Commitment
Deutsche Bank Trust Company Americas	$200,000,000

Total	$200,000,000
3.	Maturity Date: May 25, 2014.

4.	Dates for, and amounts of, Scheduled Repayments: As provided in the last sentence of Section 4.02(b) of the Credit Agreement, each remaining Initial Term Loan Scheduled Repayment shall be proportionally increased (with the aggregate increases to the then remaining Initial Term Loan Scheduled Repayments to equal the aggregate principal amount of the new Incremental Term Loans being incurred hereunder). The remaining Initial Term Loan Scheduled Repayment Dates on the date hereof and the respective amounts of the increases thereto, is set forth in the table below:

Initial Term Loan Scheduled
Repayment Date:	Amount of Increase
December 31, 2007	$501,253.13
March 31, 2008	$501,253.13
June 30, 2008	$501,253.13

September 30, 2008	$501,253.13
December 31, 2008	$501,253.13
March 31, 2009	$501,253.13
June 30, 2009	$501,253.13

September 30, 2009	$501,253.13
December 31, 2009	$501,253.13
March 31, 2010	$501,253.13
June 30, 2010	$501,253.13

September 30, 2010	$501,253.13
December 31, 2010	$501,253.13
March 31, 2011	$501,253.13

Annex I

Initial Term Loan Scheduled
Repayment Date:	Amount of Increase
June 30, 2011	$501,253.13

September 30, 2011	$501,253.13
December 31, 2011	$501,253.13
March 31, 2012	$501,253.13
June 30, 2012	$501,253.13

September 30, 2012	$501,253.13
December 31, 2012	$501,253.13
March 31, 2013	$501,253.13
June 30, 2013	$501,253.13

September 30, 2013	$501,253.13
December 31, 2013	$501,253.13
March 31, 2014	$501,253.13

Initial Term Loan Maturity Date	$186,967,418.62
5.	In addition to the conditions set forth above, the effectiveness of this Agreement and the Incremental Commitments provided hereunder are subject to satisfaction of the following conditions:
(i)	The Agreement and Plan of Merger, dated as of June 24, 2007, among the Borrower, Raven Acquisition Corporation and Neon Communications Group, Inc. (such agreement, together with all of the schedules thereto, the “Acquisition Agreement”) shall have been entered into in the form furnished to the Administrative Agent on or prior to June 24, 2007, and the Acquisition Agreement shall not have been modified in any material manner without the prior written consent of the Administrative Agent. All conditions precedent to the consummation of the Transaction (as defined below) set forth in the Acquisition Agreement (as defined below) shall have been satisfied in all material respects, and no material closing condition shall have been waived, except with the consent of the Administrative Agent. Each component of the Transaction shall be consummated substantially concurrently with the incurrence of Incremental Term Loans hereunder in accordance with the documentation therefor and all applicable laws. As used herein, the “Transaction” shall mean (i) the incurrence of Initial Term Loans pursuant to this Agreement and (ii) acquisition by the Borrower of Neon Communications Group, Inc. pursuant to the Acquisition Agreement (“the Acquisition”).

(ii)	Except as contemplated by the Acquisition Agreement, since September 30, 2006, there shall not have been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on June 24, 2007).

(iii)	The funds provided pursuant to the Incremental Commitments together with cash on hand and/or proceeds of Revolving Loans, shall be sufficient to pay all amounts owing in connection with the Transaction.

Annex I

(iv)	All of the requirements of the Credit Agreement applicable to the provision and incurrence of the Incremental Term Loans, including, without limitation, Sections 1.01, 1.14 and 6 thereof, shall have been satisfied to the reasonable satisfaction of Administrative Agent.

(v)	All necessary governmental (domestic and foreign) approvals and/or consents in connection with the Incremental Commitments shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Incremental Commitments. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Incremental Commitments.

(vi)	The incurrence of the Incremental Term Loans (and all guaranties thereof and security therefor), as well as the Transaction and the consummation thereof, shall be in compliance with all applicable requirements of Regulations T, U and X of the Federal Reserve Board.

(vii)	The Administrative Agent shall have received opinions of counsel from (i) Andrews Kurth LLP, counsel to the Credit Parties and (ii) Benjamin Preston, which opinions shall be addressed to the Lenders, dated the Agreement Effective Date, and be in form and substance, reasonably satisfactory to the Administrative Agent.

(viii)	All reasonable costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby, payable to the Administrative Agent and the Incremental Lenders or otherwise payable in respect of the Transaction shall have been paid to the extent due.

(ix)	The Borrower will, and will cause each of the other Credit Parties to, make arrangements reasonably satisfactory to the Administrative Agent to grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such of the Borrower’s and such other Credit Parties’ assets, properties and owned real properties as are not covered by the original Security Documents and which have been acquired by the Borrower or its Subsidiaries pursuant to the Acquisition Agreement immediately following the Acquisition on the Agreement Effective Date, including taking the following actions:
a.	each Subsidiary of the Borrower acquired pursuant to the Acquisition Agreement (such Subsidiary, a “Newly Acquired Subsidiary”) shall duly authorize, execute and deliver the Joinder Agreement in the form of Exhibit A hereto and shall deliver to the Collateral Agent the following:
I.	endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral, together with executed and undated endorsements for transfer in the case of certificated Equity Interests constituting certificated Pledge Agreement Collateral;

Annex I

II.	proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

III.	certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Newly Acquired Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions as the Collateral Agent may deem necessary or desirable (in its sole discretion) to ensure the perfection of the security interests purported to be created by the Security Agreement, together with copies of such other financing statements that name the Newly Acquired Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law authorized for filing);

IV.	evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement;

V.	evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Pledge Agreement and the Security Agreement have been taken; and
b.	each Newly Acquired Subsidiary shall deliver to the Administrative Agent a certificate, dated the Agreement Effective Date, signed by a secretary or assistant secretary of each Newly Acquired Subsidiary and attested to by an authorized officer of such Newly Acquired Subsidiary, substantially in the form of Exhibit G-1 to the Credit Agreement with appropriate insertions, together with copies of the certificate of incorporation, by-laws or equivalent organizational documents of such Credit Party and the resolutions of such Newly Acquired Subsidiary authorizing the transactions referred to herein and occurring on or prior to the Agreement Effective Date.
(x)	On the Agreement Effective Date, the Administrative Agent shall have received from the Borrower a certificate, substantially in the form of Exhibit B, with appropriate insertions, dated such date and signed on behalf of the Borrower by an Authorized Representative of the Borrower.

Annex I

6.	On the date of the incurrence of Incremental Term Loans, the Borrower hereby represents and warrants for the benefit of the Lenders (including the Incremental Lenders) and the Administrative Agent that all of the conditions to effectiveness set forth in preceding Section 5 have been satisfied. The Borrower acknowledges and agrees that the foregoing shall be deemed a representation and warranty made pursuant to the Credit Agreement for all purposes.

7.	Pursuant to Section 1.14(c) of the Credit Agreement, each of the Incremental Term Loans made hereunder shall be added to (and form part of) each Borrowing of outstanding Initial Term Loans on a pro rata basis (based on relative sizes of the various outstanding Borrowings) so that each Lender with Initial Term Loans shall participate proportionately in each then outstanding Borrowing of Initial Term Loans. The Borrower hereby covenants and agrees to compensate each Incremental Lender making Incremental Term Loans hereunder for funding Eurodollar Loans during an existing Interest Period as such request for compensation may be made by such Incremental Lender.

8.	As an additional term applicable to the Incremental Term Loans made hereunder, the Borrower hereby covenants and agrees, for the benefit of the Incremental Lenders pursuant to this Agreement (and their successors and assigns), that from and after the Agreement Effective Date and until the Incremental Commitments have terminated and the Incremental Term Loans made pursuant to this Agreement (together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) relating thereto (whether incurred under this Agreement or the other Credit Documents), are paid in full, the Borrower will not permit the Secured Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
March 31, 2008 to and including the day immediately before the last day of the Borrower’s fiscal quarter ended closest to June 30, 2008	5.25:1

Last day of the Borrower’s fiscal quarter ended closest to June 30, 2008 to and including the day immediately before the last day of the Borrower’s fiscal quarter ended closest to December 31, 2008	5.00:1

Last day of the Borrower’s fiscal quarter ended closest to December 31, 2008 to and including the day immediately before the last day of the Borrower’s fiscal quarter ended closest to December 31, 2009
4.50:1

Annex I

Period	Ratio
Last day of the Borrower’s fiscal quarter ended closest to December 31, 2009 to and including the day immediately before the last day of the Borrower’s fiscal quarter ended closest to December 31, 2010
4.00:1

Last day of the Borrower’s fiscal quarter ended closest to December 31, 2010 to and including the day immediately before the last day of the Borrower’s fiscal quarter ended closest to December 31, 2011
3.50:1

Last day of the Borrower’s fiscal quarter ended closest to December 31, 2011 to and including the day immediately before the last day of the Borrower’s fiscal quarter ended closest to December 31, 2012
3.25:1

Last day of the Borrower’s fiscal quarter ended closest to December 31, 2012 and thereafter	3.00:1
9.	Each Incremental Lender party hereto, and each of its successors and assigns, in each case as to itself only, hereby agrees that if it assigns any Initial Term Loans at a time when the covenant contained in Section 8 is in effect, it shall specify in the respective assignment whether (and to what extent) the Initial Term Loans being assigned also constitute Incremental Term Loans made pursuant to this Agreement.

10.	As an additional term applicable to the Incremental Term Loans made hereunder, the Borrower hereby covenants and agrees that, promptly after the effectiveness hereof, it shall offer an amendment to the Credit Agreement to the Lenders thereunder (the “Proposed Amendment”), which Proposed Amendment shall be in form reasonably satisfactory to the Administrative Agent and be prepared by its counsel, (it being acknowledged and agreed by the parties hereto that the draft dated November 13, 2007 of the First Amendment to the Credit Agreement (the “Draft Amendment”) is in acceptable form) and which Proposed Amendment shall (x) offer to the Lenders an amendment to the Credit Agreement which shall incorporate a Secured Leveraged Ratio covenant for the benefit of all Lenders with the same maximum ratios as are set forth above in preceding Section 8 (with the portion of the Proposed Amendment adding the covenant described in this clause (x) being herein called the “Additional Covenant Amendment”), which Additional Covenant Amendment shall become effective upon the execution of the Proposed Amendment by the parties specified in the Draft Amendment, including the Required Lenders, and (y) offer to the Lenders holding outstanding Revolving Obligations (or Revolving Loan Commitments in respect thereof) a modification to Section 9.07 of the Credit Agreement which would modify same to provide the same maximum ratios as are proposed pursuant to the Additional Covenant Amendment, it

Annex I

being acknowledged and agreed that the Amendment described in this clause (y) would become effective upon the execution of the Proposed Amendment by the parties contemplated in the Draft Amendment, including the Majority Lenders holding outstanding Revolving Obligations (or Revolving Loan Commitments in respect thereof). The Borrower further agrees to cooperate with the Administrative Agent in seeking to obtain the approval of the amendment described in the immediately preceding sentence (although the Borrower shall not be obligated to pay fees to the Lenders to obtain their approval of said Amendment). If the Additional Covenant Amendment (regardless of whether the portion of the Proposed Amendment described in clause (y) of the preceding sentence) becomes effective on or prior to January 31, 2008, the parties hereto agree that the provisions of preceding Section 8 and following Section 11 shall, from and after the date of the effectiveness of the Additional Covenant Amendment, cease to have further force or effect. The Borrower further agrees to cause all of its Subsidiaries which are Credit Parties, promptly upon request of the Administrative Agent, to execute and deliver copies of the Proposed Amendment and to cooperate with the Administrative Agent in seeking the approval and execution thereof (although the Borrower shall not be obligated to pay fees to the Lenders to obtain their approval of said Amendment).
11.	The Borrower hereby agrees, as an additional term applicable to Incremental Term Loans made hereunder, that if at any time there is breach or default of the covenant set forth above in Section 8 or in Section 10, then the holders of a majority of the outstanding principal amount of the Incremental Term Loans made pursuant to this Agreement may, or may direct the Administrative Agent to, accelerate the maturity of all then outstanding Incremental Term Loans made pursuant to this Agreement. The Borrower further agrees, for the benefit of the Lenders party to the Credit Agreement, that any acceleration of obligations to the immediately preceding sentence shall result in an immediate Event of Default pursuant to the Credit Agreement.

12.	The Borrower hereby covenants and agrees to, and to cause each of the Credit Parties to, take all actions specified in Section 5(ix) immediately following the Acquisition on the Agreement Effective Date.

13.	The Borrower and the other Credit Parties, by executing and delivering the Agreement to which this Annex I is attached, hereby agree that, upon the execution and delivery of said Agreement, same shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents.

14.	The Incremental Commitment of each Incremental Lender under this Agreement shall terminate on November 20, 2007 unless the Acquisition has been consummated on or prior to such date. The Borrower shall have the right, at any time upon written notice to the Administrative Agent, to terminate the commitments of the Incremental Lenders under this Agreement.